UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K/A

Amendment No. 2

to

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 6, 2013 (February 28, 2013)
Date of Report (date of earliest event reported)

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AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

_________________________

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 415-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 6, 2013, American Realty Capital Properties, Inc. (“ARCP”) filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Initial Report”), in part, for the purpose of announcing the completion of ARCP's acquisition of American Realty Capital Trust III, Inc. (“ARCT III”), a Maryland corporation, pursuant to the Agreement and Plan of Merger, dated as of December 14, 2012, by and among ARCP, ARCT III, Tiger Acquisition, LLC (“Merger Sub”), a Delaware limited liability company and a wholly owned subsidiary of ARCP, ARC Properties Operating Partnership, L.P. (the “ARCP Operating Partnership”), a Delaware limited partnership of which ARCP is the sole general partner, and ARCT III's operating partnership (the “Merger”), including ARCP’s assumption of ARCT III’s borrowing role in ARCT III’s credit facility.

The sole purpose of this Amendment No. 2 (the “Amended Report”) to the Initial Report is to clarify information contained in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant, of the Initial Report (“Item 2.03”) pertaining to ARCP’s assumption of ARCT III’s borrowing role in ARCT III’s credit facility upon the consummation of the Merger and to describe a related additional commitment made under the credit facility on the date of the consummation of the Merger. The information contained in Item 2.03 of the Initial Report is restated in its entirety below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon consummation of the Merger, ARCP assumed ARCT III’s borrowing role in ARCT III’s previously announced credit facility in the amount of $875.0 million with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), RBS Citizens, N.A. (“RBS”) and Regions Bank, as syndication agents, and Capital One, N.A. and JP Morgan Chase Bank, N.A., acting as documentation agents.  Through an additional commitment, borrowings under the credit facility were able to be increased to $1.0 billion.

In connection with the consummation of the Merger and ARCP’s assumption of ARCT III’s borrowing role under the credit facility, on February 28, 2013, Bank of America, N.A. (“Bank of America”) agreed to augment borrowings under the credit facility through an additional commitment pursuant to an augmenting lender supplement among ARCP, the ARCP Operating Partnership, Merger Sub, the Administrative Agent and Bank of America, thereby becoming a party to the credit agreement, in the amount of $125.0 million. With the additional commitment, ARCP’s borrowing capacity under the credit facility increased to $1.0 billion as of February 28, 2013, as permitted by the terms of the credit agreement.

The credit facility contains a $600.0 million term loan facility and a $400.0 million revolving credit facility with Bank of America’s additional commitment. Loans under the credit facility will be priced at their applicable rate plus 1.60% to 2.20%, based upon ARCP’s current leverage. To the extent that ARCP receives an investment grade credit rating as determined by a major credit rating agency, at ARCP's election, revolving loans under the credit facility will be priced at their applicable rate plus 0.90% to 1.75% and term loans will be priced at their applicable rate plus 1.15% to 2.00%, based upon ARCP’s current investment grade credit rating. ARCP may also make fixed rate borrowings under the credit facility.

The credit facility provides for monthly interest payments. If an event of default under the credit facility occurs and is continuing, the Administrative Agent under the credit facility, at the request of or with the consent of lenders holding at least a majority of the loans and commitments under the credit facility, has the right to terminate the commitments under the credit facility and to accelerate the payment of any unpaid principal amount of all outstanding loans, all interest accrued thereon and all other amounts owing or payable under the credit facility. ARCP now guarantees the obligations under the credit facility. The revolving credit facility will terminate on February 14, 2017, unless extended, and the term loan facility will terminate on February 14, 2018. ARCP may prepay its borrowings under the credit facility and, to the extent that commitments are unused under the revolving credit facility, the borrower will incur an unused fee. ARCP is required to be in compliance with a property-related borrowing base as a condition to the borrowing of revolving loans and issuance of letters of credit under the credit facility.

Bank of America is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), the advisor engaged by ARCP in November 2012 to provide strategic advisory services in connection with ARCP’s acquisition of ARCT III. Merrill Lynch received an advisory fee in connection with providing such services to ARCP in connection with the Merger. Additionally, each of Merrill Lynch and an affiliate of RBS is party to a separate equity distribution agreement with ARCP and the ARCP Operating Partnership in connection with ARCP’s previously announced $60.0 million “at-the-market” offering program, whereby each agent will receive a fee equal to 2% of the gross proceeds from the sale of ARCP’s common stock sold through it under the applicable equity distribution agreement.

The description of the credit facility in this Amended Report is a summary and is qualified in its entirety by the terms of the credit agreement which was filed with the SEC on February 28, 2013 as Exhibit 10.43 to ARCP’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended and supplemented from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

Date: March 8, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and Chairman of the Board of Directors